Exhibit 5.1

May 11, 2017

Beazer Homes USA, Inc.

1000 Abernathy Road N.E., Suite 260

Atlanta, Georgia 30328

Re:	Beazer Homes USA, Inc. Form S-4 Registration Statement

Ladies and Gentlemen:

We have acted as counsel for Beazer Homes USA, Inc., a Delaware corporation (the “Company”), and the subsidiaries of the Company listed on Schedule I hereto (the “Guarantors”), in connection with the proposed registration on a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended, of (i) $250,000,000 principal amount of 6.750% Senior Notes due 2025 (the “Notes”) of the Company, to be issued in exchange (the “Exchange Offer”) for the Company’s outstanding 6.750% Senior Notes due 2025 pursuant to that certain Indenture, dated as of March 14, 2017 (the “Indenture”), among the Company, the Guarantors, and U.S. Bank National Association, as Trustee (the “Trustee”), and (ii) the guarantees (the “Guarantees”) of each of the Guarantors to be endorsed upon the Notes, pursuant to the Indenture.

In our capacity as such counsel, we have reviewed the Indenture and form of the Notes. We have also reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies. We have relied, as to the matters set forth therein, on certificates of public officials. As to certain matters of fact material to this opinion, we have relied, without independent verification, upon certificates of the Company and the Guarantors.

Based upon and subject to the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1. the Notes have been duly authorized by the Company and, when the Notes have been duly executed by the Company, authenticated by the Trustee, and issued and delivered in the Exchange Offer in accordance with the terms of the Indenture, such

Beazer Homes USA, Inc.

May 11, 2017

Notes will be legally issued by the Company and will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization, preference, receivership, moratorium, fraudulent conveyance or similar laws relating to or affecting the enforcement of creditors’ rights generally and to the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and

2. when the Notes have been duly executed by the Company and the Guarantees duly executed by the Guarantors, and the Notes have been authenticated by the Trustee and issued and delivered in the Exchange Offer in accordance with the terms of the Indenture, each Guarantee will constitute the valid and legally binding obligation of its respective Guarantor, enforceable against such Guarantor in accordance with its terms, subject to bankruptcy, insolvency, reorganization, preference, receivership, moratorium, fraudulent conveyance or similar laws relating to or affecting the enforcement of creditors’ rights generally and to the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought.

This opinion is limited in all respects to the laws of the States of Colorado, Florida, Georgia, Indiana, Maryland, New Jersey, New York, North Carolina and Virginia, the Delaware Limited Liability Company Act and the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

With respect to matters governed by the laws of the States listed on Schedule II, we have relied, with the consent of the respective counsel listed on Schedule II, upon their opinions, dated as of the date hereof, and our opinions with respect to such matters are subject to the same qualifications, assumptions and limitations as are set forth in those opinions.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, in each case, subsequent to the effectiveness of the Registration Statement, which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company and the Guarantors in connection with the matters addressed herein.

Beazer Homes USA, Inc.

May 11, 2017

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to this firm as having passed on the validity of the Notes and the Guarantees under the caption “Legal Matters” in the Registration Statement.

Sincerely,

/s/ King & Spalding LLP

Schedule I

Beazer Homes, LLC

Beazer/Squires Realty, Inc.

Beazer Homes Sales, Inc.

Beazer Realty Corp

Beazer Homes Holdings, LLC

Beazer Homes Texas Holdings, Inc.

Beazer Homes Texas, L.P.

April Corporation

Beazer Homes Investments, LLC

Beazer Realty, Inc.

Beazer Clarksburg, LLC

Beazer Homes Indiana LLP

Beazer Realty Services, LLC

Beazer General Services, Inc.

Beazer Homes Indiana Holdings Corp.

Beazer Realty Los Angeles, Inc.

Beazer Realty Sacramento, Inc.

BH Building Products, LP

BH Procurement Services, LLC

Arden Park Ventures, LLC

Beazer Mortgage Corporation

Beazer Homes Michigan, LLC

Dove Barrington Development LLC

Elysian Heights Potomia, LLC

Clarksburg Arora LLC MD

Clarksburg Skylark, LLC

Beazer-Inspirada LLC

Schedule II

Barnes & Thornburg LLP	Indiana

Holland & Knight LLP	Florida

Ireland Stapleton Pryor & Pascoe, PC	Colorado

Greenbaum, Rowe, Smith & Davis LLP	New Jersey

Walsh, Colucci, Lubeley & Walsh PC	Maryland

Hunton & Williams LLP	Virginia